ASSIGNMENT AGREEMENT
OVER THE MINING CONCESSION
IDENTIFIED WITH CODE NUMBER: LGC-15011

THIS AGREEMENT is made and dated for reference effective as of the 21st day of January 2013 (the "**Effective Date**"), as fully executed on this21st day of January 2013.

BETWEEN:

GOLDEN GLORY RESOURCES S.A., a company incorporated under the laws of Panama.

(the "**Assignee**" and/or "**GGR**");

AND:

SERTESAZ LTDA, Company Number (NIT): 802.020.509-1
Legal Representative: Jose Alejandro Saade Zableh, a Colombian citizen with identification number 8703844.

("**Sertesaz**")

and

C&ENER S.A., Company Number (NIT): 900.026.392-1
Legal Representative: Heber Boris Cordovez Vargas, a Colombian citizen with identification number 19.259.923.

("**C&E**")

(Sertesaz and C&E, are together, the "**Assignors**");

WHEREAS:

A. GGR is a company incorporated under the laws of Panama, and is in the business of seeking mineral resource property interests of merit;

B. Sertesaz, is a company incorporated under the laws of Colombia, and is the holder of sixty percent (60%) interest in the mining concession identified with code number LGC-15011;

C. C&E, is a company incorporated under the laws of Colombia, and is the holder of a forty percent (40%) interest in the mining concession identified with code number LGC-15011;

D. The Assignors wish to assign all of their right, title, interests in and to the Mining Concession Contract, as this term is defined below, to the Assignee;

E. It is the intention of the parties to enter into the present Agreement;

F. The Parties agree that this Agreement replaces any other previous covenant, agreement or communication between the parties regarding the same matter.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, **THE PARTIES HERETO AGREE AS FOLLOWS**:

1. **Definitions**

For purposes of this Agreement hereto, the following terms with the initial letter in upper case, in addition to others found in this Agreement, shall have the meaning as specified in this clause. The definitions of terms hereinto shall be applied equally to the singular and plural forms. Unless the meaning shall be understood differently by the context (i) any mention to any contract, instrument or other document shall be understood as referred to said contract, instrument or other document as may be amended, added or modified from time to time, (ii) any reference to any person contained in this Agreement shall be interpreted as to include all successors and assignees of said person, and (iii) all mentions to Chapters and Sections shall be understood to the Chapter and Sections of this Agreement hereto.

"Assignment Agreement":	This assignment agreement of the Mining Concession Contract.
"Assignment Notice":	Means the assignment notice of the Mining Concession Contract.
"Area":	Means the Area requested in the Mining Concession Contract, known as La Frontera, Aguadas CALDAS.La Frontera as the given name to the project (The Frontier in English), located in Aguadas region of the province of Caldas, Colombia, as well as the province of Antioquia, Colombia.This Area is detailed in the Mining Concession Contract.
"Royalty Payment":	Means the payment that the Assignee must pay to the Assignors, as set forth under Section 6 of this Agreement.
"Closing":	Means the consummation of the actions set forth in Section 3 of this Agreement. The Closing will take place on the day when the Assignors file the pertinent transfer documentation before the Mining Authorities.
"Closing Date":	The date on whichthe Mining Concession Contract is registered before the Mining Registry,
"Confidential Information":	has the meaning established under Clause 20 of this Agreement.
"Defaulting Party" and "Non-Defaulting Party"	have the meanings ascribed to them in section16below;
"Effective Date":	Means the date on which this Agreement becomes effective, which is the same day on which the Parties execute this Agreement

"Environmental Authority":

Means the Regional Environmental Authorities (*Corporacion Autonoma Regional*) with power and authority over the Area granted under the Mining Concession Contract. Likewise it will include the Ministry of the Environment, Housing and Territorial Development and any other authority that by virtue of Colombian laws, among other regulations without being limited to,Decree Law 2811 of 1974, Law 99 of 1993, Law 1333 of 2009 and any other norms that modifies, supersedes or regulates, grants powers, rights, competences, authorizations and any other prerogative in connection with the Environmental Regulation.

"Environmental Regulations":

Means any legal regulation in connection with environmental issues, including, among others, but without being limited to, Law 23 of 1973, Decree Law 2811 of 1974, Decree 1594 of 1984, Law 99 of 1993, Law 1124 of 2007, Decree 1299 of 2003, Decree 2320 of 2010, Law 1333 of 2009, Decree 1715 of 1978 Decree 1541 of 1978, Decree 1713 of 2002, Decree 1140 of 2003, Decree 838 of 2005, law 945 of 2005, Law 29 of 1992, Law 740 of 2002, Law 253 of 1996, Decree 948 of 1995, Decree 979 of 2006, Resolution 0601 of 2006, Resolution 0627 of 2006, and all other regulations that modify, delete, supersede, or regulate them as it may be applicable.

"Mining Authority": Means the Ministry of Mines and Energy, Ingeominas, ANM (Colombian National Mining Agency) and the Secretariat of Mines and Energy of the Governorship of Caldas and Antioquia, and any other authority that by virtue of Colombian laws, among other regulations without being limited to the same, Law 685 of 2001, Law 1382 of 2010and any other provision that modifies, supersedes or regulates, grants powers, rights, competences, authorizations and any other prerogative in connection with mining issues.

"Mining Concession Contract": Means the mining concession agreement registered before the Mining Registry with code LGC-15011, a complete copy of which is attached hereto as Schedule "A".

"Mining Registry": Means theColombian public registration system

"**Exploration and Exploitation Rights and Obligations Grant**":

Means the exploration and exploitation rights and obligations granted over the Mining Concession Contract, by means of which the Assignors shall grant the exploration and exploitation rightsand obligations of the Mining Concession Contract and extensions to the Assignee, to allow the Assignee to perform works on the Area.

"**Purchase Price**": Shall be the amounts set forth under Section 5 of this Agreement that the Assignee must pay to the Assignors.

2. Purpose

The purpose of this Agreement is to describe the process by which the Assignee will acquire from the Assignors the title over the Mining Concession Contract, pursuant to the terms and conditions set forth under this Agreement.

3. Closing

After Effective Date the Parties will perform the following actions, being understood that all Closing actions belong to a single transaction:

3.1 The Assignors shall transfer the Mining Concession Contracts to the Assignee once the Assignors receive the first payment stipulated in clause 5.1.1.

The Assignors will transfer to the Assignee, or a Colombian subsidiary or branch of the Assignee if required by Colombian law, one hundred percent (100%) of the ownership of their rights, title and interests over the Mining Concession Contractwithin 10 business days after receiving the first payment in clause 5.1.1.

3.2 Grant the Exploration and Exploitation Rights and Obligations and execute the Assignment Agreement.

3.2.1. From the Effective Day, the Assignors grant the Exploration and Exploitation Rights and Obligations to the Assignee and both parties enter into the Assignment Agreement.

3.2.2. By means of the this Assignment Agreement and the Explorationand Exploitation Rights and Obligations Grant the Assignors will grant and allow the exploration and/or exploitation of the Mining Concession Contracts to the Assignee. Additionally the Assignors shall delegate upon the Assignee all the power and authority required to carry out any administrative proceedings before the Mining Authority and the Environmental Authority, during the time the Exploration and Exploitation Rightsand Obligations Grant is in effect (meaning time from the Effective Date until the Mining Concession Contract is fully transferredin favor of the Assignee).

3.2.3. By the time of the execution of the Assignment Agreement, the Assignors shall grant possession of the Mining Concession Contract to the Assignee. Consequently the Assignee will be the only one authorized to undertake any type of activity related to the Mining Concession Contract.

3.2.4. The Assignee may freely undertake any activity it considers necessary in order to comply with the Mining Concession Contract, as well as with any requirement made by the Mining Authority or the Environmental Authority by the time thisContract is executed. Always safeguarding the good standing of the Mining Concession Contract.

3.2.5. The Exploration and Exploitation Rights and Obligations Grant will have effect from the execution of the present Assignment Agreement and until the Assignment of the Mining Concession Contract in favor of the Assignee is duly registered in the Mining Registry.

3.3 Payment of Finders' Fee

Within 5 business days following Closing, the Assignee will pay to Bear Trade Corporation at 25 King St. West Commerce Court North Suite 2900 Toronto Ontario M5L 1G3 a one-time $20,000 finders' fee for introducing the parties in connection with this Agreement.

4. Rights and Obligations of theParties

4.1 Rights of the Assignors: Without prejudice of other rights set forth under this Agreement, the Assignors shall have the right to receive the payment of the Purchase Price and of the Royalties in accordance with the terms and conditions set forth under this Agreement.

4.1.1 The right to receive back in due transfer the Mining Concession Contract in the case that the Assignee decides to terminate this agreement in writing, and only if such termination is solely for reasons other than the default of the Assignors, or either of them, including all geological and technicalinformation on the Area obtained by the Assignee; and free of any liability of any type and up to date in all its contractual obligations before the Mining and Environmental Authorities.

4.2. Obligations of theAssignors: Without prejudice to other obligations set forth under this Agreement the Assignors will be bound to:

4.2.1. Comply with all the mining and environmental obligations that require performance by the time of the Effective Date.

4.2.2. Execute the Assignment Notice and the Assignment Agreements required to transfer the title over the Mining Concession Contracts to the Assignee, on the terms set forth in Section 3.1. hereof.

4.2.3. Grant the Exploration and Exploitation Rights and Obligations Grant and grant the possession over the Mining Concession Contracts to the Assignee in the terms set forth under Section 3.2. of this Agreement.

4.2.4. In the event the Mining Authority or the Environmental Authority issue any additional requirements to approve the assignment of the Mining Concession Contract, the Assignors with the assistance of the Assignee will be bound to comply with such requirements in accordance with the terms and conditions established by the Mining Authority and the Environmental Authority.

4.2.5. Will not grant or authorize exploration activities in the Areas by third parties.

4.2.6. Comply with each of the obligations set forth under the Mining Concession Contract, as well as in any other permit, concession, authorization or any other type of order issued by the authority including, but not limited to, the Mining Authority and the Environmental Authority, in order to maintain the Mining Concession Contract free from any lien or encumbrance, or termination event from the time of the Effective Date until the title transfer is completedand in Mining Registry in favor of the Assignee.

4.2.7. Inform the Assignee of any lien or encumbrance, or termination event in connection with the Mining Concession Contract within (3) business days as of the date in which the Assignors has notice of such events; from the time of the Effective Date until the title transfer is completed and in Mining Registry in favor of the Assignee.

4.2.8. Comply with any other obligation to which he is bound according to this Agreement.

4.3. Rights of the Assignee

4.3.1 Will have all rights title and interest in and to the Mining Concession Contract;

4.3.2 The right to conduct all the mining operation activities over the Mining Concession Contract as per the Exploration and Exploitation Rights and Obligations Grant.

4.3.3. Full access to all technical legal and any other type of information that exists in connection with the Area or the Mining Concession Contract.

4.4. Obligations of the Assignee.

4.4.1. Pay the Purchase Price to the Assignors in accordance with the terms and conditions set forth under Clause 5 of this Agreement.

4.4.2. Pay the Royalty Payment to the Assignors on the terms and conditions set forth under Clause 6 of this Agreement.

4.4.3. Jointly with the Assignors, undertake all the proceedings required to comply with all the requirements made by the Mining Authority and the Environmental Authority in connection with

the Mining Concession Contract during the course of the assignment of the Mining Concession Contract in favor of the Assignee.

4.4.4. Comply with each of the obligations set forth under the Mining Concession Contract, as well as in any other permit, concession, authorization or any other type of order issued by the authority including, but not limited to, the Mining Authority and the Environmental Authority, in order to maintain the Mining Concession Contract free from any lien or encumbrance, or termination event.

4.4.5. Comply with any other obligation to which it is bound according to this Agreement.

5. Payment of the Purchase Price by the Assignee

The Assignors must make the following payments, in accordance with the terms and conditions described herein with all payments paid to the Assignors in Colombia as follows:

5.1.1. First Payment: Fifty thousand U.S. dollars (USD50,000.00), to be paid by the Assignee to the Assignors on the Effective Date.

5.1.2. Additional Payments: Twenty thousand U.S. dollars (USD20,000.00) to be paid by the Assignee to the Assignors on each of March 31st, June 30th, September 30thand December 31st of in each of the first two years following the Effective Date, and Fiftythousand U.S. dollars (USD50,000.00) to be paid on each of March 31st, June 30th, September 30th and December 31st in the third year following the Effective Date.

Provided that the payment of the 2 last payments in Section 5.1.2 shall be made on the later of September 30th and December 31st, 2015 or ten (10) business days after the Mining Concession Contract has been duly assigned to the Assignee and said assignment has been duly registered at the Mining Registry, whichever happens first.

5.1.3. Payment of surface fee: the Assignee shall pay to the Assignorsthe last canon fee paid, on the Effective Date equivalent toColombian pesos COP $21,922,882 (approximately US$ 12,500.00). Such surface fee was prepaid by the Assignors and will last until the 20th of August of 2013, time when the Assignee will have to pay such amount again.

5.1.3.1. AftertheEffectiveDate the payment of all the surface fees as well as any other fees or costs strictly derived from the Mining Concession Contract will be borne by the Assignee.

5.1.4. Payment of working program: the Assignee will invest one million five hundred thousand U.S. dollars (USD 1,500,000) in the working program during the three (3) years following theEffective Date as follows: USD250,000 in year 1, USD500,000 in year 2 and USD750,000 in year 3,provided that amounts invested over these minimum amounts in any one year will be credited to the following years' program. Investment in the working program may include, without limitation, payments to consultants, technical reports, associated costs, travel costs, and general and administrative expenses (such general and administrative expenses shall be known as "G&A"). Provided that G&A shall not exceed $200,000 in aggregate.

6. Payment of Royalty Payment by the Assignee.

6.1 The Assignee will make thefollowing payments to the Assignors on the terms and conditions described herein:

6.1.1.

For every one million (1,000,000) ounces of gold discoveredfrom the Area in a "Proven category" pursuant to an independently prepared National Instrument 43-101 technical report, the Assignee will pay to the Assignors or their designees a royalty of $USD 2 per ounce of gold discovered pursuant to a positive, bankable feasibility study prior to the commencement of production. This royalty shall be paid per ounce of production and is not a lump sum payout upon the start of production. This royalty will apply to a maximum of 5 million ounces.

7. Option on new projects.

The Assignee will have the first rightto purchase all mining projects and/or mining concessions of the Assignors within a 50 kilometers radius of the Mining Concession Contract area. This option will be effective from the Effective Date until the Assignors transfer title to the Assignee or to the date that the Assignee provides notice in writing to the Assignors of its intent to terminate this Agreement for reasons other than the default of the Assignors.

8. Representations and Warranties

The following representations and warranties shall be in force throughout the validity of this Agreement and shall be understood as included in the assignment of the Mining Concession Contract, as well as in any other document entered into by the Parties in connection with this Agreement.

8.1. Representations and warranties of the Assignors

The Assignors represent and warrant as follows:

8.1.1. That the Assignors have all powers and authority necessary to execute, deliver and meet his obligations pursuant to this Agreement.

8.1.2. Thatthis Agreement has been duly executed by the Assignors and constitutes a legal, valid and binding obligation of the Assignors and it is enforceable pursuant to its terms.

8.1.3. That the execution of this Agreement by the Assignors and the fulfillment of its obligations by the Assignors pursuant to this Agreement shall not: (i) breach any applicable law to which the Assignors may be subject to: or (ii) constitute a violation; default or conflict, or shall constitute or create (with orwithout due notification or the passing of lime or both) a breach (or shall result in a right for termination, cancelation or acceleration) of any obligation under any contract under which the Assignors may be a party.

8.1.4. That the Assignors together are currently the holder of one hundred per cent (100%) of the interest of the Mining Concession Contract.

8.1.5. Thatthe Mining Concession Contract is currently in force and in compliance with all obligations required by Colombian law.

8.1.6. That, there are no pending requirements before the Mining or Environmental Authority, or any other contingency, civil or environmental liability or of any other nature in connection with or with respect to the Mining Concession Contract, save those concerning the renewal of mining environmental policies and the surface fees.

8.1.7. The Assignors represent that the Recitals of this Agreement hereto are true and valid and do not present any inaccuracies or lack of information that the Parties should have been aware.

8.1.8. That the Assignors are not aware of any kind of legal action or investigation by any authority before any jurisdiction in connection with said Party nor with the Mining Concession Contract.

8.2. Representations and warranties of the Assignee:

8.2.1. That the Assignee has all powers and authority necessary to execute this document, and shall have as may be required, the power and authority to deliver and perform its obligations pursuant to this Agreement hereof.

8.2.2. Thatthis Agreement has been duly executed by the Assignee and constitutes a legal, valid and binding obligation for the Assignee and it is enforceable pursuant to its terms.

8.2.3. That, the execution of this Agreement by the Assignee and the fulfillment of its obligations by the Assignee pursuant to this Agreement shall not: (i) breach any applicable law to which the Assignee may be subject to; or (ii) constitute a violation; default or conflict, or shall constitute or create (with or without due notification or the passing of time or both) a breach (or shall result in a right for termination, cancelation or acceleration) of any obligation under any contract under which the Assignee may be a party.

8.2.4. The Assignee represents that the Recitals of the Agreement hereto are true and valid and do not present any inaccuracies or lack of information that the Parties should have been aware.

9. Foreign Corrupt Practices Act

The Assignee and the Assignors guarantee that:

9.1. They are not acting, nor do they represent the Government of Colombia or any other bureau, agency or institution of said government.

9.2. They shall not make any offer, payment or promise of any payment of money or anything of value to (a) any Foreign Officer, or (b) to any political party or functionality or candidate of said party in order to influence any act or decision of the Government of Colombia or in any bureau, agency or institution of said government to assist the Assignors or the Assignee in the mine, operation, transport, or sale of minerals.

9.3. They are aware of the prohibitions contained in the Foreign Corrupt Practices Act of the United States of America (FCPA) and shall not participate in any conduct that violates said FCPA.

9.4. For purposes of the provision in Clauses 9.1 to 9.3 of this Agreement, "Foreign Officer" means any officer or employee of the Colombian Government, or any bureau, agency or institution of said government.

10. Termination.

10.1. Assignee may at any time after the Effective Date, decide not pursue the transaction herein and terminate this Agreement by providing at least thirty (30) days prior written notice to the Assignors.

10.2. In the event of termination of this agreement the Assignee shall comply with the obligations that have been triggered until the moment in which the termination is made. The Assignors shall not have any right to indemnification due to the termination by Assignee.

11. Comply with the obligation of paying the Purchase Price.

The Assignee will only be bound to comply with the obligation of paying the Purchase Price set forth under Clause 5 of this Agreement once the Assignors has fully complied with all the obligations that are required to be completed by the Effective Date.

12. Applicable Foreign Exchange Rate

The exchange rate applicable in the case payments denominated in dollars of the United States of America in this Agreement shall be made in Colombian pesos will be the one negotiated with Bancolombia at eleven of the morning (11:00 a.m.) in the day in which the payment must be made. The payments can also be made in dollars of the United States of America if requested by the Assignors and a USD account must be provided for such payment.

13. Indemnity

Each Party is bound to hold the other Party harmless against any damage, loss, liability, cost, prejudice, or expense (including reasonable attorney's fees) derived from any claims of any third parties including the Mining Authority, the Environmental Authority or any other governmental authority, which may arise from the execution of this Agreement hereof, and/or as a result of any

actions which any of the Parties may have generated directly, or through any third parties, with respect to the Mining Concession Contract and which may have caused damage to the other Party.

14. Further Assurances

The Assignors shall be obligated to execute any other document or agreements or take any other action, which may be required to carry out the assignment of the Mining Concession Contract.

15. Applicable Law

The interpretation and validity of this Agreement hereof shall be subject to the provisions of the laws of the Republic of Panama.

16. Default

16.1 The Parties hereto agree that if any Party hereto is in default with respect to any of the provisions of this Agreement (herein called the "Defaulting Party"), the non defaulting Party (herein called the "Non-Defaulting Party") shall give written notice to the Defaulting Party designating such default, and, if the default is in respect of the payment obligations under Sections 4.4.1 and 4.4.2 above, as set out in Clauses 5 and 6 above, the Assignee shall be entitled to cure any default in payment by making such payment or payments without penalty within 30 days. For all other defaults under this Agreement, within 30 calendar days after its receipt of such notice, the Defaulting party shall either;

a) cure the default, or commence proceedings to cure the default and prosecute the same to completion without undue delay; or

b) give the Non Defaulting Party notice that it denies that such default has occurred and that it is submitting the question to arbitration as herein provided.

16.2 If the Defaulting Party does not commence or diligently proceed to cure the default, or if the default is not cured, or if arbitration is not sought, or the Defaulting Party is found in arbitration to be in default and fails to commence a cure within 10 days of an arbitration award, the Non Defaulting Party may, by written notice given to the Defaulting Party at any time while the default continues, terminate the interest of the Defaulting Party in and to this agreement.

17. Force Majeure

17.1 Events. If any party hereto is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that party, then the time limited for

the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

17.2 **Notice**. A party shall, within seven calendar days, give notice to the other Parties of each event of *force majeure* under section "17.1" hereinabove and, upon cessation of such event, shall furnish the other Parties with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of *force majeure* and all preceding events of *force majeure*.

18. Arbitration.

The Parties agree that any dispute or controversy that may arise between them derived from this Agreement shall be subject to arbitration before an appointed arbitration Board at the International Chamber of Commerce of Panama (the "Board"). The Board shall be subject to the following rules:

18.1 Three (3) arbitrators designated by the Parties, shall comprise the Board. If the Parties are unable toreach an agreement on the arbitrators, the arbitrators shall be designated by the International Chamber of Commerce of Panama City;

18.2. The decisions of the Board will be based on Panama Law;

18.3. The Board shall session in the InternationalChamber of Commerce of Panama City.

18.4. The Secretary of the Board shall be appointed by the International Chamber of Commerce of Panama City.

18.5 Each party shall bear their own costs for the arbitration.

19. Severability.

If any competent authority declares null and void in any jurisdiction any provision of this Agreement or the application of any provision to any person or situation, the validity or legality of the remainder of this Agreement, or the application of said provision to persons or situations different than those with respect to which it was declared null, shall not be affected. The prohibited or unenforceable provision shall be considered replaced by a provision valid and enforceable, which will be theclosest to the expression of the intention of the forbidden or unenforceable provision. To the extent permitted by the applicable laws, the Parties hereby waive any legal provision that prohibits or declares unenforceable in arty respect any provision of this Agreement. Notwithstanding any provision on the contrary herein contained, if determined that any of said provision is prohibited or unenforceable with respect to any of the Parties, said provision shall not be enforceable with respect to the other Party.

20. Copies.

This Agreement shall be signed in three (3) copies, one of which shall be delivered to the Trust Company for its custody, and all of them shall be considered as one and the same original of this Agreement.

21. Modification

This Agreement shall only be modified in writing by mutual agreement between the Parties.

22. Confidentiality.

The Parties oblige themselves to maintain strict confidentiality and in consequence, will not disclose the existence and content of this Agreement and the documentation exchanged as a consequence of the same (the "Confidential Information"). The Parties agree not to disclose to any third parties the Confidential Information, taking the same care that they would normally have to safeguard their own information of equivalent importance, the only exceptions to this principle that will permit the Parties disclose the Confidential Information are the following:

22.1 When required by law or by order of a competent authority;

22.2. When the Confidential Information has to be provided to its officers, directors, employees, agents, professional consultants and potential investors in connection with the issues treated hereto, in which case the Party disclosing this information must demand that said persons maintain the commitment of confidentiality established herein;

22.3. When they develop it by their own means or if disclosed by third parties, which Parties are not obligated to keep such information confidential.

22.4. The information is public by any reason which does not imply the violation of this Agreement hereof.

22.5. In any of the first two events, the Parties agree to manifest to the recipient of the information the obligations derived from this Agreement, in particular regarding the confidentiality.

22.6. The obligation of confidentiality shall be in force during the term of this Agreement hereof and for one (1) more year.

22.7. The Parties are obligated not to disclose, at any time the Confidential Information, except by the causes indicated in this Clause.

23. Notifications:

23.1. All communications between the Parties shall be in writing and shall be delivered to the addresses established for said purpose in this Clause, except that by previous written communication the change of address for these purposes is notified.

23.2. Any notice delivered to the Parties shall be delivered as follows:

23.3. To the Assignee:

Telephone:
Email:

23.4. To the Assignors:

SERTESAZ LTDA.
Address: Calle77#65- 37,Office 14 - Barranquilla, Colombia
Telephone: +57 5 3602453
Email: jasaade@sertesaz.com

And

C&ENER S.A Address: Av. Calle 127 # 13a – 12 Office 202, Bogota, Colombia
Telephone: +57 1 648 3095
Email: camilo.cordovez@cyenersa.com

23.5 The addresses above, telephone numbers and facsimiles may be changed by written notification to the other party with at least five (5) calendar days before the validity of the new address.

23.6. Notifications shall be deemed to be received:

23.7. The same day if the delivery was made personally and/or made by facsimile to the number appearing in this clause provided that it has been obtained from the machine delivering it, confirmation from the receiving machine and if possible confirmation by telephone and/or electronic mail as long as it has confirmation of delivery by the delivering Party.

23.8. Four (4) business days after the delivery to the address indicated above, when delivered by Courier.

24. Assignment

The Assignee may assign this Agreement at any time by providing notice in writing of the assignment to the Assignors.

The Assignors shall not assign this Agreement or the rights derived from it without previous and written consent of the Assignee.

25. Effective Delivery

Upon the execution of this agreement, the Assignors shall deliver the Concession Contracts to the Assignee, who for all purposes shall be the only authorized Party to undertake any kind of activity on the Areas.

26. Integrity of this Agreement.

It is the wish of the Parties that this Agreement shall prevail over any previous agreement, contract or verbal or written covenant between them, and therefore, any documentation, writing, document or any other previous relationship shall not have any validity.

27. Headings, names and titles.

The headings, names and titles used in this Agreement and the clauses are included for convenience and as a reference only and shall not affect the meaning or interpretation of the provisions of this Agreement hereof.

28. Complete Understandings.

The various understandings set forth in this Agreement constitute a unique and indivisible agreement, each of the understandings being a condition for the execution of the others, regardless the order of their verification.

29. Taxes.

The Parties acknowledge that they are aware of the current tax regulations and in particular those in connection with the withholding tax, as it may be applicable to this Agreement hereof. Each of the parties shall be responsible for any taxes, contributions and all oilier rates for which it may be liable pursuant to the applicable tax regulation.

30. Good faith.

The Parties state that they enter into this Agreement in good faith and that the same shall always preside their contractual relations and in consequence they shall provide mutual assistance to each other in the execution and development of this Agreement.

31. Joint Stipulation.

The Parties of this Agreement manifest and agree that the recitals, Sections, conditions and in general the writing of this Agreement is the result of the negotiations between the Parties and that as a result, it shall not be presumed that a possible ambiguity in this Agreement shall be resolved against any of the Parties of this Agreement.

32. Effect.

The provisions in this Agreement, shall be binding for the Parties as of the date in which said parties execute this Agreement hereto.

33. Language.

If this Agreement has been executed in both the English and the Spanish language, the Parties mutually agree that in the event of any discrepancy, the English text shall prevail.

In witness whereof, this Agreement hereby is executed on the day of twenty-first of two thousand thirteen, 2013.

SERTESAZ LTDA, Company Number (NIT): 802.020.509-1
By its Legal Representative: Jose Alejandro Saade Zableh, a Colombian citizen with identification number 8.703.844.

SIGNED, SEALED AND DELIVERED BY **Jose Alejandro Saade Zableh** on behalf of **SERTESAZ LTDA**

22 ENE. 2013

CC 8703944

NOTARIA CUARTA
DILIGENCIA DE RECONOCIMIENTO DE FIRMA
Compareció Jose Alejandro Saade Zableh
CC 8703944 Expedida en: B/quilla
declaró que la firma que aparece en el presente documento es suya

NOTARIA 4 BARRANQUILLA
Autenticaciones

Fecha: 22/01/2013 SAADE ZABLEH JOSE ALEJANDRO Doc No:8.703.944 Hora: 10:07

NOTARIA CUARTA
A SOLICITUD DE LA PARTE INTERESADA

C&ENER S.A., Company Number (NIT): 900.026.392-1
By its Legal Representative: Heber Boris Cordovez Vargas., a Colombian citizen with identification number 19.259.923.

SIGNED, SEALED AND DELIVERED BY **Heber Boris Cordovez Vargas** on behalf of **C&ENER S.A.**

C. I. C&ENER S.A.
NIT. 900.026.392-1

IN THE PRESENCE OF:

Camilo Cordovez
Avenida Calle 127 #13a-12 of. 202, Bogota | 80759279
Name and Address of Witness | I.D. No.

GOLDEN GLORY RESOURCES S.A

Per:

SCHEDULES

Mining Concession Contract [***complete copy to be attached***]

[consider adding other schedules, including other title info and 43101 etc]